McMoRan Exploration Co. Reports
Second-Quarter/Six-Month 2012 Results

HIGHLIGHTS

▪	Ultra-Deep Development Activities
o
In June 2012, successfully perforated 165 feet of Wilcox sands in the Davy Jones No.1 well with electric wireline casing guns.  Commenced operations on July 13 to run production tubing and expect to conduct measurable flow test during the week of July 30.

o
Completion and testing of Davy Jones No. 2 expected to commence following review of results from Davy Jones No. 1.  As previously reported, Davy Jones No. 2 confirmed 120 net feet of pay in multiple Wilcox sands and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.  Davy Jones is located on a 20,000 acre structure that has multiple additional drilling opportunities.

o
Expect to submit development plans for Blackbeard East and Lafitte with Bureau of Safety and Environmental Enforcement (BSEE) in the third quarter of 2012.  Positive drilling results on these structures have identified formations in the Miocene, Oligocene and Eocene.

▪	Ultra-Deep Exploration Activities
o	Blackbeard West No. 2
o	Drilling below 21,100 feet with a proposed total depth of 24,500 feet.
o	Set liner after well encountered a high pressure gas flow immediately below the salt weld in May 2012.
o	Targeting Miocene aged sands seen below the salt weld at Blackbeard East.
o	If successful, completion could utilize conventional equipment and technologies.
o	Lineham Creek onshore prospect
o	Drilling below 19,000 feet with a proposed total depth of 29,000 feet. Targeting Eocene/Paleocene objectives below the salt weld.
o	Highlander onshore prospect
o	Acquired exploratory rights to 68,000 gross acre area located in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana.
o	Expect to commence drilling exploratory well in the second half of 2012.
o	Well has a proposed total depth of 30,000 feet and will target Eocene, Paleocene and Cretaceous objectives seen below the salt weld in the Davy Jones wells.
▪	Central Gulf of Mexico Lease Sale 216/222 Results
o	Apparent high bidder on 14 leases, of which six were sole bids and the remaining eight were made jointly with Chevron U.S.A. Inc.
o	This new acreage would enhance McMoRan’s industry leading Shelf sub-salt prospect inventory.
▪	Second-quarter 2012 production averaged 140 MMcfe/d net to McMoRan, compared with 197 MMcfe/d in the second quarter of 2011.
▪	Average daily production for 2012 is expected to approximate 137 MMcfe/d net to McMoRan, including 135 MMcfe/d in third quarter 2012.
▪	Operating cash flows totaled $11.7 million for the second quarter of 2012, net of $9.1 million in working capital uses and $16.0 million in abandonment expenditures.
▪	Capital expenditures totaled $147.2 million in the second quarter of 2012.
▪	Cash at June 30, 2012 totaled $287.1 million.

NEW ORLEANS, LA, July 17, 2012 – McMoRan Exploration Co. (NYSE: MMR) today reported a net loss applicable to common stock of $75.5 million, $0.47 per share, for the second quarter of 2012 compared with a net loss of $50.2 million, $0.32 per share, for the second quarter of 2011.

James R. Moffett and Richard Adkerson, McMoRan’s Co-Chairmen, said, “Our activities to define the ultra-deep sub-salt trend have opened up the potential for a major new resource play on the Shelf and onshore in the Gulf Coast Area.  We are pleased that the geologic data and results gained to date from each of the five ultra-deep wells we have drilled have validated our geologic model and reduced the exploration risk of this exciting new play.  We have also advanced new technologies to drill and complete deep wells safely and efficiently, and our experience to date will enable us to achieve meaningful cost reductions on future operations.  The results from the recent GOM lease sale further validate the attractiveness of this new play.  As a recognized industry leader in the development of the ultra-deep trend, we are well positioned as we seek to build meaningful reserves, production and values for shareholders.”

SUMMARY FINANCIAL TABLE*

	Second Quarter			Six Months
	2012	2011		2012	2011
	(In thousands, except per share amounts)
Revenues	$90,295	$158,308		$200,942	$295,312
Operating loss	(63,542)	(35,392)		(55,175)	(44,657)
Loss from continuing operations	(63,333)	(37,866)		(54,738)	(52,400)
Loss from discontinued operations	(1,825)	(1,989)		(4,928)	(3,233)
Net loss applicable to common stock(a,b,c)	(75,500)	(50,198	) d	(80,350)	(77,748	) d
Diluted net loss per share: Continuing operations	$(0.46)	$(0.31)		$(0.47)	$(0.47)
Discontinued operations	(0.01)	(0.01)		(0.03)	(0.02)
Applicable to common stock	$(0.47)	$(0.32)		$(0.50)	$(0.49)
Diluted average shares outstanding	161,577	158,454		161,532	158,154
Operating cash flows(e)	$11,698	$102,594		$50,467	$136,140
EBITDAX(f)	$48,313	$96,939		$109,614	$175,590
Capital Expenditures	$147,192	$162,352		$312,272	$258,894

*
If any in-progress well or unproved property is determined to be non-productive or no longer meets the capitalization requirements under applicable accounting rules after the date of this release but prior to the filing of McMoRan’s June 30, 2012 Form 10-Q, the related costs incurred through June 30, 2012 would be charged to expense in McMoRan’s second-quarter 2012 financial statements.  At June 30, 2012 McMoRan’s total drilling costs for its eight in-progress or unproven wells totaled $1,585.6 million, including $685.5 million in allocated purchase costs associated with property acquisitions.

a.	After preferred dividends.
b.
Includes impairment charges totaling $4.6 million in second-quarter 2012, $29.2 million in second-quarter 2011, $11.7 million in the first six months of 2012 and $50.7 million in the first six months of 2011 to reduce certain fields’ net carrying value to fair value.  Also includes adjustments for asset retirement obligations associated with certain of McMoRan’s oil and gas properties totaling approximately $11.2 million in the second-quarter 2012, $20.4 million in the second-quarter 2011, $13.2 million in the first six months of 2012 and $35.1 million in the first six months of 2011.

c.
Includes charges to exploration expense for non-commercial well costs primarily associated with the lease expiration on the Boudin well totaling $56.3 million in second-quarter and first six months of 2012 and the Blueberry Hill #9 STK1 well totaling $36.8 million in second-quarter 2011 and $38.9 million in the first six months of 2011.

d.
Includes McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes totaling $12.9 million in second-quarter 2011 and $29.4 million in the first six months of 2011.

e.
Includes reclamation spending of $16.0 million in second-quarter 2012, $20.0 million in second-quarter 2011, $27.6 million in the first six months of 2012 and $42.2 million in the first six months of 2011.  Also includes working capital sources (uses) of $(9.1) million in second-quarter 2012, $28.4 million in second quarter 2011, $(14.0) million in the first six months of 2012 and $5.7 million in the first six months of 2011.

f.	See reconciliation of EBITDAX to net loss applicable to common stock on page II.

PRODUCTION ACTIVITIES

Second-quarter 2012 production averaged 140 MMcfe/d net to McMoRan, compared with 197 MMcfe/d in the second quarter of 2011.  Production in the second quarter of 2012 was below McMoRan’s previously reported estimate of 145 MMcfe/d in April 2012 because of unplanned downtime for repairs to platforms and third party pipelines and weather related shipping delays.  Excluding potential production from Davy Jones, production is expected to average approximately 137 MMcfe/d for the year 2012, including 135 MMcfe/d in the third quarter of 2012.  McMoRan’s estimated production rates are dependent on the timing of planned recompletions, production performance, weather and other factors.

Production from the Flatrock field averaged a gross rate of approximately 121 MMcfe/d (50 MMcfe/d net to McMoRan) in the second quarter of 2012, and as anticipated was lower than the year ago period which averaged 172 MMcfe/d (70 MMcfe/d net to McMoRan).  McMoRan owns a 55.0 percent working interest and a 41.3 percent net revenue interest in the Flatrock field.

EXPLORATION AND DEVELOPMENT ACTIVITIES

Since 2008, McMoRan’s drilling activities in the shallow waters of the Gulf of Mexico (GOM) below the salt weld (i.e. listric fault) have successfully confirmed McMoRan’s geologic model and the highly prospective nature of this emerging geologic trend.  The data from five wells drilled to date indicate the presence below the salt weld of geologic formations including Upper/Middle/Lower Miocene, Frio, Vicksburg, Upper Eocene, Sparta carbonate, Wilcox, Tuscaloosa and Cretaceous carbonate, which have been prolific onshore, in the deepwater GOM and in international locations.  The results of these activities indicate the potential for a major new geologic trend spanning 200 miles in the shallow waters of the GOM and onshore in the Gulf Coast area.  Further drilling and flow testing will be required to determine the ultimate potential of this new trend.  Below is a summary of McMoRan’s geologic findings to date:

Ultra-Deep Well Pay Counts(1)	Davy Jones No. 1 200’ Wilcox	Davy Jones No. 2 120’ Wilcox Sands; 192’ Tuscaloosa Sands & Lower Cretaceous Carbonate	Blackbeard West No.1 168’ Miocene; 52’ Oligocene	Blackbeard East 178’ Miocene; First Frio Sand; 300’ Sparta Carbonate	Lafitte 171’ Miocene; 40’ Frio; 65’ U. Eocene; 300’ Sparta Carbonate
MMR WI (2)	63.4%	63.4%	69.4%	72.0%	72.0%
MMR NRI (2)	50.2%	50.2%	56.5%	57.4%	58.3%
Miocene
Upper				✓
Middle			✓	✓	✓
Lower			✓		✓
Oligocene			✓
Frio			Reached TD in	✓	✓
Vicksburg			Oligocene	✓
Eocene			@ 32,997’
Upper Eocene					✓
Sparta				✓	✓
Paleocene				Reached TD in	Reached TD in
Wilcox	✓	✓		Eocene	Eocene
Cretaceous	Reached TD in			@ 33,318’	@ 34,162’
Tuscaloosa	Paleocene	✓
Lower Cretaceous	@ 29,000’	✓
Reached TD in Lower Cretaceous @ 30,546’
NOTE: Flow testing will be required to confirm the potential hydrocarbons and flow rates from these sandstone and limestone formations.
(1) All pay counts above reflect net feet of sandstones, with the exception of the Carbonate intervals which represent the gross thickness of the limestone encountered.

(2) McMoRan’s working interest partners in the ultra-deep play include Energy XXI (NASDAQ: EXXI) and Moncrief Offshore LLC.  JX Nippon Oil Exploration (Gulf) Limited is also a working interest partner in Davy Jones Nos. 1 and 2.

During June 2012, McMoRan successfully perforated 165 feet of Wilcox sands in the Davy Jones No.1 discovery well with electric wireline casing guns.  On July 13, McMoRan commenced operations to run production tubing and expects to conduct a measurable flow test during the week of July 30 with commercial production expected shortly thereafter.  Completion and testing of the Davy Jones offset appraisal well (Davy Jones No. 2) is expected to commence following review of results from Davy Jones No. 1.  Davy Jones is located on a 20,000 acre structure that has multiple additional drilling opportunities.

As previously reported, McMoRan has drilled two successful sub-salt wells in the Davy Jones field.  The Davy Jones No. 1 well logged 200 net feet of pay in multiple Wilcox sands, which were all full to base.  The Davy Jones offset appraisal well (Davy Jones No. 2), which is located two and a half miles southwest of Davy Jones No. 1, confirmed 120 net feet of pay in multiple Wilcox sands, indicating continuity across the major structural features of the Davy Jones prospect, and also encountered 192 net feet of potential hydrocarbons in the Tuscaloosa and Lower Cretaceous carbonate sections.

Davy Jones involves a large ultra-deep structure encompassing four OCS lease blocks (20,000 acres).  McMoRan is the operator and holds a 63.4 percent working interest and a 50.2 percent net revenue interest in Davy Jones.  Other working interest owners in Davy Jones include: Energy XXI (NASDAQ: EXXI) (15.8%), JX Nippon Oil Exploration (Gulf) Limited (12%) and Moncrief Offshore LLC (8.8%).  McMoRan’s total investment in Davy Jones, which includes $474.8 million in allocated property acquisition costs, totaled $905.5 million at June 30, 2012.

McMoRan expects to submit development plans for Blackbeard East to BSEE during the third quarter of 2012.  As previously reported, the Blackbeard East ultra-deep exploration by-pass well was drilled to a total depth of 33,318 feet in January 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Upper/Middle Miocene, Frio, Vicksburg, and Sparta carbonate.  Pressure and temperature data below the salt weld in the Miocene sands between 19,500 feet and 24,600 feet at Blackbeard East indicate that a completion at these depths could utilize conventional equipment and technologies.  These exploration results enhance the potential of McMoRan’s other acreage in the Blackbeard strategic area, including McMoRan’s Blackbeard West No. 2, Barbosa and Queen Anne’s Revenge ultra-deep prospects.

Blackbeard East is located in 80 feet of water on South Timbalier Block 144.  McMoRan holds a 72.0 percent working interest and a 57.4 percent net revenue interest in the well.  Other working interest owners in Blackbeard East include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Blackbeard East, which includes $130.5 million in allocated property acquisition costs, totaled $303.0 million at June 30, 2012.

McMoRan expects to submit development plans for Lafitte to BSEE during the third quarter of 2012.  As previously reported, the Lafitte ultra-deep exploration well, which is located on Eugene Island Block 223 in 140 feet of water, was drilled to a total depth of 34,162 feet in March 2012.  Exploration results from the well indicate the presence of hydrocarbons below the salt weld in geologic formations including Middle/Lower Miocene, Frio, Upper Eocene, and Sparta carbonate.  The Upper Eocene sands are the first hydrocarbon bearing Upper Eocene sands encountered either on the GOM Shelf or in the deepwater offshore Louisiana.  These exploration results enhance the potential of McMoRan’s other acreage in the Lafitte strategic area, including McMoRan’s Barataria and Captain Blood ultra-deep prospects. Barataria (10,000 gross acres) is located west southwest of Lafitte and Captain Blood (10,000 gross acres) is located immediately south of Lafitte.

McMoRan holds a 72.0 percent working interest and a 58.3 percent net revenue interest in Lafitte.  Other working interest owners in Lafitte include EXXI (18.0%) and Moncrief Offshore LLC (10.0%).  McMoRan’s total investment in Lafitte, which includes $35.8 million in allocated property acquisition costs, totaled $192.3 million at June 30, 2012.

EXPLORATION UPDATE

On November 25, 2011, McMoRan commenced drilling the Blackbeard West No. 2 ultra-deep exploration well on Ship Shoal Block 188.  In May 2012, McMoRan set a liner after the well encountered a high pressure gas flow immediately below the salt weld.  The well is currently drilling below 21,100 feet to evaluate this high pressure section and other objectives below the salt weld.  The well is targeting Miocene aged sands seen below the salt weld approximately 13 miles east at Blackbeard East and has a proposed total depth of 24,500 feet.  McMoRan holds a 69.4 percent working interest and a 53.1 percent net revenue interest in Ship Shoal Block 188.  Other working interest owners include EXXI (22.9%) and Moncrief Offshore LLC (7.7%).  McMoRan’s investment in Blackbeard West No. 2 totaled $50.4 million at June 30, 2012.

The Lineham Creek exploration prospect, which is located onshore in Cameron Parish, Louisiana commenced operations on December 31, 2011.  The well, which is targeting Eocene and Paleocene objectives below the salt weld, is currently drilling below 19,000 feet towards a proposed total depth of 29,000 feet.  Chevron U.S.A. Inc., as operator of the well, holds a 50 percent working interest.  McMoRan is participating for a 36.0 percent working interest.  Other working interest owners include EXXI (9.0%) and W. A. “Tex” Moncrief Jr. (5.0%).  McMoRan’s investment in Lineham Creek totaled $28.1 million at June 30, 2012.

McMoRan has acquired exploratory rights to a 68,000 gross acre area located in Iberia, St. Martin, Assumption and Iberville Parishes, Louisiana and plans to commence drilling the Highlander ultra-deep exploration prospect on this lease position in the second half of 2012.  The well has a proposed total depth of 30,000 feet and will target Eocene, Paleocene and Cretaceous objectives below the salt weld.  McMoRan will operate the well and hold a 72.0 percent working interest.  Energy XXI and Moncrief Offshore are expected to participate.

CENTRAL GULF OF MEXICO LEASE SALE 216/222

In June 2012, McMoRan participated in Central Gulf of Mexico Lease Sale 216/222 held by the BOEM in New Orleans, Louisiana.  As previously reported, McMoRan was the apparent high bidder on a total of 14 lease blocks on the outer Continental Shelf of the Gulf of Mexico.  Six of the 14 bids were sole bids by McMoRan and the remaining eight bids were made jointly with Chevron U.S.A. Inc.

The lease blocks are located in the Vermilion, South Timbalier, South Marsh Island and Eugene Island areas and are targeted in and around McMoRan’s current shallow water, ultra-deep exploration plays, including Davy Jones West, England, Calico Jack, Barataria, Captain Blood and Lafitte.  Additionally, certain wells drilled on these lease blocks if completed to depths exceeding 19,999 feet may receive royalty suspension volumes of 35 billion cubic feet of natural gas.

All apparent high bids are subject to a review process by the BOEM before they can be awarded. If awarded, these leases will add over 65,000 gross acres to McMoRan’s leasehold inventory, which is approximately 900,000 gross acres currently, including over 200,000 gross acres associated with the shallow water, ultra-deep plays.

REVENUES

McMoRan’s second-quarter 2012 oil and gas revenues totaled $87.2 million, compared to $155.5 million during the second quarter of 2011.  During the second quarter of 2012, McMoRan’s sales volumes totaled 8.3 Bcf of gas, 505,900 barrels of oil and condensate and 1.5 Bcfe of natural gas liquids, compared to 11.6 Bcf of gas, 778,400 barrels of oil and condensate and 1.6 Bcfe of natural gas liquids in the second quarter of 2011.  McMoRan’s second-quarter comparable average realizations for gas were $2.44 per thousand cubic feet (Mcf) in 2012 and $4.71 per Mcf in 2011; for oil and condensate McMoRan received an average of $109.37 per barrel in second-quarter 2012 compared to $109.08 per barrel in second-quarter 2011; for natural gas liquids McMoRan received an average of $7.93 per Mcfe in second quarter 2012 compared to $9.64 per Mcfe in second quarter 2011.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At June 30, 2012, McMoRan had $287.1 million in cash.  Total debt was $555.9 million at June 30, 2012, including $255.9 million in convertible securities.  At June 30, 2012, McMoRan had no borrowings and $100 million of letters of credit issued under its revolving credit facility.  McMoRan and its bank group are completing a semi-annual redetermination of the borrowing base.

McMoRan has approximately 162 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 4% Convertible Senior Notes, 5¾% Convertible Perpetual Preferred Stock and 5¼% Convertible Senior Notes, McMoRan would have approximately 224 million common shares outstanding on a fully converted basis.

Capital expenditures totaled $147.2 million for the second quarter of 2012 and $312.3 million for the six-months ended June 30, 2012.  McMoRan expects 2012 capital expenditures to approximate $500 million, including approximately 50 percent on exploration and 50 percent on development.  Capital spending is subject to change depending on drilling results, follow-on development activities and general market factors.

Net abandonment expenditures, which include scheduled conventional and hurricane-related work, totaled $16.0 million for the second quarter of 2012 and $27.6 million for the six-months ended June 30, 2012.  Abandonment expenditures are expected to approximate $75 million in 2012.

WEBCAST INFORMATION

A conference call with securities analysts to discuss McMoRan’s second-quarter 2012 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.mcmoran.com”.   A replay of the webcast will be available through Friday, August 17, 2012.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities and costs, capital expenditures, reclamation, indemnification and environmental obligations and costs, the potential for or expectation of successful flow tests, anticipated and potential quarterly and annual production and flow rates, reserve estimates, projected operating cash flows and liquidity and other statements that are not historical facts. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they may have on our results of operations or financial condition.  Important factors that may cause actual results to differ materially from those anticipated by forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from acquired properties, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced at wells operated by third parties where we are a participant), changes in oil and natural gas reserve expectations, the potential adoption of new governmental regulations, unanticipated hazards for which we have limited or no insurance coverage, failure of third party partners to fulfill their capital and other commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to retain current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards and other factors described in more detail in Part I, Item 1A. "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control.

Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

This press release contains a financial measure, earnings before interest, taxes, depreciation, amortization and exploration expenses (EBITDAX), commonly used in the oil and natural gas industry but not recognized under GAAP. As required by SEC Regulation G, reconciliations of this measure to amounts reported in our consolidated financial statements are included in the supplemental schedules of this press release.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011		2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and natural gas	$87,206	$155,469		$194,290	$289,181
Service	3,089	2,839		6,652	6,131
Total revenues	90,295	158,308		200,942	295,312
Costs and expenses:
Production and delivery costs	32,147	51,911		70,809	99,868
Depletion, depreciation and amortization expense a	44,894	95,338		86,723	182,008
Exploration expenses b	65,849	47,896		73,868	60,674
General and administrative expenses	11,716	11,223		26,649	27,175
Main Pass Energy Hub™ costs	30	278		96	513
Insurance recoveries	-	(12,946	) c	(1,229)	(29,369	) c
Gain on sale of oil and gas properties	(799)	-		(799)	(900)
Total costs and expenses	153,837	193,700		256,117	339,969
Operating loss	(63,542)	(35,392)		(55,175)	(44,657)
Interest expense, net d	-	(2,704)		-	(8,153)
Other income, net	209	230		437	410
Loss from continuing operations before income taxes	(63,333)	(37,866)		(54,738)	(52,400)
Income tax expense	-	-		-	-
Loss from continuing operations	(63,333)	(37,866)		(54,738)	(52,400)
Loss from discontinued operations	(1,825)	(1,989)		(4,928)	(3,233)
Net loss	(65,158)	(39,855)		(59,666)	(55,633)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	(10,342)	(10,343)		(20,684)	(22,115	) e
Net loss applicable to common stock	$(75,500)	$(50,198)		$(80,350)	$(77,748)

Basic and diluted net loss per share of common stock:
Continuing operations f	$(0.46)	$(0.31)		$(0.47)	$(0.47)
Discontinued operations	(0.01)	(0.01)		(0.03)	(0.02)
Net loss per share of common stock	$(0.47)	$(0.32)		$(0.50)	$(0.49)
Average common shares outstanding:
Basic and diluted	161,577	158,454		161,532	158,154

a.
Includes impairment charges totaling $4.6 million and $11.7 million in the second quarter and six months ended June 30, 2012, respectively, and $29.2 million and $50.7 million in the second quarter and six months ended June 30, 2011, respectively. Also includes reclamation accrual adjustments for asset retirement obligations associated with certain oil and gas properties totaling approximately $11.2 million and $13.2 million in the second quarter and six months ended June 30, 2012, respectively and approximately $20.4 million and $35.1 million in the second quarter and six months ended June 30, 2011, respectively.

b.
Includes charges for non-productive well costs and unproven leasehold cost impairments of $56.3 million in the second quarter and six months ended June 30, 2012, and $36.8 million and $38.9 million in the second quarter and six months ended June 30, 2011, respectively.

c.	Represents McMoRan’s share of insurance reimbursements related to losses incurred from the September 2008 hurricanes.
d.
Net of interest capitalized to in-progress drilling projects of approximately $14.3 million and $28.5 million in the second quarter and six months ended June 30, 2012, respectively, and $11.6 million and $20.5 million in the second quarter and six months ended June 30, 2011, respectively.

e.
Includes payments of $1.5 million to induce the conversion of approximately 8,100 shares of McMoRan’s 8% convertible perpetual preferred stock (8% preferred stock) into approximately 1.2 million shares of its common stock in the six months ended June 30, 2011.

f.	For purposes of the earnings per share computations, the net loss applicable to continuing operations includes preferred stock dividends and conversion inducement payments.

I

McMoRan EXPLORATION CO.
RECONCILATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (Unaudited)

EBITDAX is a financial measure commonly used in the oil and natural gas industry but is not a recognized accounting term under accounting principles generally accepted in the United States of America (GAAP).  As defined by McMoRan, EBITDAX reflects the Company’s adjusted oil and gas operating loss.   EBITDAX is derived from net loss from continuing operations before other income, net; interest expense, net; income tax expense; Main Pass Energy HubTM costs; exploration expenses; depletion, depreciation and amortization expense; stock-based compensation charged to general and administrative expenses; insurance recoveries; and gain on sale of oil and gas properties.  EBITDAX should not be considered by itself or as a substitute for net loss, operating loss, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, or as a measure of McMoRan’s profitability or liquidity.  Because EBITDAX excludes some, but not all, items that affect net loss, the computation of this non-GAAP financial measure may be different from similar presentations of other companies, including oil and gas companies in our industry.  As a result, the EBITDAX data presented below may not be comparable to similarly titled measures of other companies.

McMoRan’s management utilizes both the GAAP and non-GAAP results presented in this news release to evaluate McMoRan’s performance and believes that comparative analysis of results are useful to investors and other internal and external users of our financial statements in evaluating our operating performance, and such analysis can be enhanced by excluding the impact of these items to help investors meaningfully compare our results from period to period.  The following is a reconciliation of reported amounts from net loss applicable to common stock to EBITDAX (in thousands):

	Second Quarter		Six Months
	2012	2011	2012	2011
Net loss applicable to common stock, as reported	$(75,500)	$(50,198)	$(80,350)	$(77,748)
Preferred dividends and inducement payments for early
conversion of convertible preferred stock	10,342	10,343	20,684	22,115
Loss from discontinued operations	1,825	1,989	4,928	3,233
Loss from continuing operations, as reported	(63,333)	(37,866)	(54,738)	(52,400)

Other income, net	(209)	(230)	(437)	(410)
Interest expense, net	-	2,704	-	8,153
Income tax expense	-	-	-	-
Main Pass Energy HubTM costs	30	278	96	513
Exploration expenses	65,849	47,896	73,868	60,674
Depletion, depreciation and amortization expense	44,894	95,338	86,723	182,008
Stock-based compensation charged to general and
administrative expenses	1,891	1,639	6,120	6,872
Insurance recoveries	-	(12,946)	(1,229)	(29,369)
Gain on sale of oil and gas properties	(799)	-	(799)	(900)
Other	(10)	126	10	449
EBITDAX	$48,313	$96,939	$109,614	$175,590

II

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Second Quarter		Six Months
	2012	2011	2012	2011
Sales volumes:
Gas (thousand cubic feet, or Mcf)	8,292,900	11,600,800	17,088,000	23,270,300
Oil (barrels)	505,900	778,400	1,116,000	1,465,100
Natural gas liquids (NGLs, Mcf equivalent) a	1,453,900	1,642,800	3,185,700	3,381,300
Average realizations:
Gas (per Mcf)	$ 2.44	$ 4.71	$ 2.52	$ 4.62
Oil (per barrel)	109.37	109.08	111.19	103.31
NGLs (per Mcf equivalent) a	7.93	9.64	8.49	8.81

a. One Mcf equivalent is determined using an estimated energy content differential ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

III

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2012	2011
	(In Thousands)
ASSETS
Cash and cash equivalents	$287,144	$568,763
Accounts receivable	55,303	72,085
Inventories	39,230	36,274
Prepaid expenses	11,052	9,103
Current assets from discontinued operations, including restricted cash
of $473	735	682
Total current assets	393,464	686,907
Property, plant and equipment, net	2,321,708	2,181,926
Restricted cash and other	61,322	61,617
Deferred costs	9,736	8,325
Long-term assets from discontinued operations	439	439
Total assets	$2,786,669	$2,939,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$95,562	$115,832
Accrued liabilities	105,205	160,822
Accrued interest and dividends payable	14,440	14,448
Current portion of accrued oil and gas reclamation costs	56,557	58,810
5¼% convertible senior notes	67,498	66,223
Current liabilities from discontinued operations, including sulphur reclamation costs	3,448	5,264
Total current liabilities	342,710	421,399
11.875% senior notes	300,000	300,000
4% convertible senior notes	188,416	187,363
Accrued oil and gas reclamation costs	262,680	267,584
Other long-term liabilities	19,973	20,886
Other long-term liabilities from discontinued operations, including sulphur reclamation costs	18,805	19,018
Total liabilities	1,132,584	1,216,250
Stockholders' equity	1,654,085	1,722,964
Total liabilities and stockholders' equity	$2,786,669	$2,939,214

IV

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOW (Unaudited)

	Six Months Ended
	June 30,
	2012	2011
	(In Thousands)
Cash flow from operating activities:
Net loss	$(59,666)	$(55,633)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	4,928	3,233
Depletion, depreciation and amortization expense	86,723	182,008
Exploration drilling and related expenditures	56,268	38,886
Compensation expense associated with stock-based awards	11,381	12,814
Amortization of deferred financing costs	3,427	3,030
Reclamation expenditures, net	(27,648)	(42,235)
Increase in restricted cash	(2,502)	(2,508)
Gain on sale of oil and gas properties	(799)	(900)
Other	(662)	(313)
(Increase) decrease in working capital:
Accounts receivable	15,623	(42,594)
Accounts payable and accrued liabilities	(24,670)	30,600
Prepaid expenses, inventories and other	(4,905)	17,675
Net cash provided by continuing operations	57,498	144,063
Net cash used in discontinued operations	(7,031)	(7,923)
Net cash provided by operating activities	50,467	136,140

Cash flow from investing activities:
Exploration, development and other capital expenditures	(312,272)	(258,894)
Proceeds from sale of oil and gas properties	745	900
Net cash used in continuing operations	(311,527)	(257,994)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(311,527)	(257,994)

Cash flow from financing activities:
Dividends paid and inducement payments on early conversion
of convertible preferred stock	(20,685)	(17,267)
Credit facility refinancing fees	-	(1,609)
Debt and equity issuance costs	-	(543)
Proceeds from exercise of stock options and other	126	909
Net cash used in continuing operations	(20,559)	(18,510)
Net cash activity from discontinued operations	-	-
Net cash used in financing activities	(20,559)	(18,510)
Net decrease in cash and cash equivalents	(281,619)	(140,364)
Cash and cash equivalents at beginning of year	568,763	905,684
Cash and cash equivalents at end of period	$287,144	$765,320

V